EXHIBIT 99.1
For immediate release
California Resources Corporation Announces Appointment of Permanent CEO
March 22, 2021
SANTA CLARITA, Calif.--(BUSINESS WIRE) -- California Resources Corporation (NYSE: CRC) (the “Company”) announced today the appointment of Mark A. (“Mac”) McFarland as the Company’s permanent President and Chief Executive Officer, effective immediately. Mr. McFarland has served on the Company’s board since its emergence from bankruptcy in October 2020, as its Executive Chairman from November 2020 through December 31, 2020 and as its Chairman of the Board and interim Chief Executive Officer since December 31, 2020.
James N. Chapman, lead independent director, said, “In his role as interim CEO, Mac has been instrumental in repositioning the Company post its bankruptcy exit, including the recent successful high yield financing. In addition, Mac is stewarding ongoing efforts to reduce costs and optimize the operating portfolio with the core objective for CRC to become a lean and efficient operator producing robust cash flow. The Board of Directors is excited about the Company’s future under Mac’s leadership with a strong asset base, talented workforce and firm commitment to our ESG efforts.”

Forward-Looking Statement Disclosure
All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, the Company expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.
The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the Company’s business, most of which are difficult to predict and many of which are beyond the Company’s control. These risks include, but are not limited to, the risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

About California Resources Corporation
California Resources Corporation is an independent oil and natural gas exploration and production company, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, the Company focuses on safely and responsibly supplying affordable energy.
CRC Contacts:

Joanna Park (Investor Relations) (818) 661-3731 Joanna.Park@crc.com	Richard Venn (Media) (818) 661-6014 Richard.Venn@crc.com

Source: California Resources Corporation